Exhibit (b)(2)

EXECUTION VERSION

Amendment Agreement

relating to a

Facilities Agreement
for
USD 600,000,000
Committed Multicurrency Term Loan and Revolving Credit Facilities

dated 4 February 2008

between

Danfoss A/S
(as Parent, Original Borrower and Guarantor)

and

Danske Bank A/S
(as Lender)

Dated 4 January 2010

This amendment agreement (the "Amendment Agreement") to the Facilities Agreement for USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities (the "Agreement"), dated 4 February 2008 between Danfoss A/S as Parent, Original Borrower and Guarantor and Danske Bank A/S as Lender is entered into on 4 January 2010 between:

(i)	Danfoss A/S (CVR No. 20165715), Nordborgvej 81, DK6430 Nordborg, Denmark; and

(ii)	Danske Bank A/S (CVR No. 61126228), Holmens Kanal 2-12, 1092 Copenhagen K, Denmark.

1.	Background

1.1
The Parent and the Lender are parties to the Agreement. The Parent has requested certain amendments to the Agreement with respect to, inter alia, the purpose and amount (reduction) of Facility B and Facility C and the Parent and the Lender have agreed to make the amendments to the Agreement set out in this Amendment Agreement.

IT IS NOW AGREED as follows:

2.	Definitions

2.1	Capitalised terms used, and not otherwise defined herein, shall, unless the context otherwise requires, have the meaning ascribed to them in the Amendment Agreement.

2.2	In this Amendment Agreement, “Effective Date” means 29 October 2009.

3.	Amendments to the Agreement

3.1	The Agreement shall, except as otherwise explicitly set out below, with effect as of the Effective Date” be amended as follows:

3.1.1	In clause 2.1 (Definitions) of the Agreement, the definition of “Commitment” in sub-clause 2.1.17 shall be amended to read as follows:

““Commitment” shall mean the Facility A Commitment, the Facility B Commitment and the Facility C Commitment not exceeding in aggregate USD 500,000,000 or the equivalent thereof in any Optional Currency to be made available to the Borrowers by the Lender;”

3.1.2	In clause 2.1 (Definitions) of the Agreement, the definition of “Facility B Commitment” in sub-clause 2.1.39 shall be amended to read as follows:

““Facility B Commitment” shall mean the Base Currency Amount of USD 160,000,000 to the extent not cancelled or reduced;”

3.1.3	In clause 2.1 (Definitions) of the Agreement, the definition of “Facility C Commitment” in sub-clause 2.1.42 shall be amended to read as follows:

““Facility C Commitment” shall mean the Base Currency Amount of USD 140,000,000 to the extent not cancelled or reduced;”

3.1.4	In clause 2.1 (Definitions) of the Agreement, the definition of “Margin” in sub-clause 2.1.57 shall be amended to read as follows:

““Margin” shall mean (i) in relation to Facility A, the Facility A Commitment and any Facility A Loan, a margin of initially 0.530 % p.a. subject to Clause 6.6 (Margin Adjustment) and (ii) in relation to Facility B, Facility C, the Facility B Commitment, the Facility C Commitment, any Facility B Loan and any Facility C Loan,  a margin of 1.75% p.a.”

3.1.5	In clause 3 (Commitment, currency and purpose), sub-clause 3.3 (Purpose), sub-paragraph (b) shall be amended to read as follows:

“(b)
a Facility B for the purpose of partly financing the acquisition by the Parent and/or a Subsidiary of an additional approximately 20.8 % of the share capital (of whatever class) of the Target, together with all related rights.”

3.1.6	In clause 3 (Commitment, currency and purpose), sub-clause 3.3 (Purpose), sub-paragraph (c) shall be amended to read as follows:

“(c)
a Facility C for the purpose of financing the acquisition by the Parent and/or a (directly or indirectly) wholly owned and controlled subsidiary of the Parent of free float shares in the share capital (of whatever class) of the Target, together with all related rights. The acquisition of shares in the Target can be carried out as one single transaction or as a series of transactions.”

3.1.7
In clause 6 (Interest), in each of sub-clauses 6.6 (Margin Adjustment) through 6.12 (Default Margin) each reference to “Margin” shall be replaced by a reference to “Margin in relation to Facility A or a Facility A Loan” and each reference to a “Loan” shall be replaced by a reference to a “Facility A Loan”.

3.1.8	In clause 11 (Fees), sub-clause 11.2 (Commitment Fee) shall be amended to read as follows:

“11.2 Commitment Fee: The Parent shall pay to the Lender a commitment fee (the “Commitment Fee”) accruing from the Signing Date and calculated quarterly in arrears on 31 March, 30 June, 30 September and 31 December as:

(a)	in relation to Facility A, 35% p.a. of the applicable Margin at any time on the undrawn, uncancelled amount of the Facility A Commitment, and

(b)	in relation to Facility B and Facility C, 40% p.a. of the applicable Margin at any time on the undrawn, uncancelled amount of the Facility B Commitment and Facility C Commitment (respectively),

and on the basis of the actual number of days elapsed and a calendar year of 360 days. Accrued Commitment Fee is payable in the Base Currency on the above calculation days and on the date the Commitment under the relevant Facility is cancelled in full.”

4.	Conditions precedent

4.1
It is a condition precedent to the availability of any Facility under the Agreement (as amended by this Amendment Agreement) that the Lender has received (in addition to the documents and evidence set out in clause 4.1 of the Agreement) the following documents and evidence in form and substance satisfactory to the Lender:

4.1.1	An original copy of this Amendment Agreement, duly executed by each Borrower and the Guarantor.

4.1.2
Evidence reasonably satisfactory to the Lender that this Amendment Agreement has been duly authorised and executed on behalf of and constitutes the legal, valid and binding obligations of each Borrower and the Guarantor.

5.	Amendment and waiver fee

5.1
The Parent shall pay to the Lender an amendment and waiver fee of 0.40% flat on the aggregate Facility C (as reduced pursuant to this Amendment Agreement), equal to USD 560,000, payable on the date of this Amendment Agreement.

6.	Applicable law and legal venue

6.1	Clause 28 (Applicable law and legal venue) of the Agreement shall apply mutatis mutandis to this Amendment Agreement.

This Amendment Agreement is being duly executed by each of the Parties by their authorised signatories on the date first written above.

As Parent, Guarantor and Original Borrower,
Danfoss A/S:

Name:	Name:
Title:	Title:

As Lender,
Danske Bank A/S:

Name:	Name:
Title:	Title: